UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Echo Global Logistics, Inc.
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Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
April 30, 2019
To Our Stockholders:
On behalf of the Board of Directors and management of Echo Global Logistics, Inc., we cordially invite you to attend the annual meeting of stockholders (the "Annual Meeting") to be held on Friday, June 14, 2019, at 9:00 a.m., Central Daylight Time, at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654.
The following pages contain the formal notice of the Annual Meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election as directors.
The purpose of the Annual Meeting is to consider and vote upon proposals to (i) elect seven directors to serve until the 2020 annual meeting of stockholders or until their respective successors are elected and qualified, (ii) ratify the appointment of our independent registered public accounting firm for 2019, (iii) approve, on an advisory, non-binding basis, the compensation of our named executive officers, and (iv) transact such other business as may properly come before the Annual Meeting. In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to our stockholders.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders via the Internet. These rules allow us to provide you with the information you need while lowering the costs and environmental impact associated with printing and mailing proxy materials for the Annual Meeting. On or about April 30, 2019, we will mail to our stockholders a notice containing instructions on how to access the proxy materials and vote on the matters described above. In addition, the notice will include instructions on how you can request a paper copy of the proxy materials.
Whether or not you plan to attend the Annual Meeting in person, your vote is important, and we encourage you to vote your shares promptly via the Internet or by telephone or mail. Instructions regarding these methods of voting are contained on the notice regarding the availability of proxy materials for the Annual Meeting.
We look forward to seeing you at the Annual Meeting.
Sincerely yours,

Douglas R. Waggoner
Chief Executive Officer and Chairman of the Board

Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 14, 2019
April 30, 2019
Stockholders of Echo Global Logistics, Inc.:
Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of Echo Global Logistics, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 14, 2019, at 9:00 a.m., Central Daylight Time, at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654, for the following purposes:

1.	To elect seven directors of the Company to serve until the 2020 Annual Meeting of stockholders or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To approve, on an advisory, non-binding basis, the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
These items of business, including the nominees for director, are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 18, 2019 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders via the Internet. On or about April 30, 2019, we will mail to our stockholders a notice containing instructions on how to access the proxy materials and vote on the matters described above. In addition, the notice will include instructions on how you can request a paper copy of the proxy materials.
All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the materials accompanying this Notice. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.
We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Kyle L. Sauers Chief Financial Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 14, 2019.
        This Proxy Statement and the 2018 Annual Report are available at: www.proxyvote.com. You will need your assigned control number to vote your shares. Your control number can be found on your proxy card.

Proxy Statement for the Annual Meeting of Stockholders of
Echo Global Logistics, Inc.
To Be Held on Friday, June 14, 2019

Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement and enclosed proxy card are being furnished to stockholders commencing on or about April 30, 2019 in connection with the solicitation by the Board of Directors (the "Board") of Echo Global Logistics, Inc., a Delaware corporation ("Echo," the "Company," "we," "us," or "our"), of proxies for use in voting at the 2019 annual meeting of stockholders (the "Annual Meeting"). You are receiving the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the Annual Meeting on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only stockholders of record at the close of business on April 18, 2019, the record date, are entitled to vote at the Annual Meeting. As of April 18, 2019, there were 27,921,459 shares of common stock outstanding and entitled to vote.

Annual Meeting Information

Date and Location. The Annual Meeting will be held on Friday, June 14, 2019 at 9:00 a.m., Central Daylight Time, at our corporate headquarters at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654.

Admission. Only record or beneficial owners of the Company’s stock, or their proxies, may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license. Beneficial owners also must provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Voting Information

Record Date. The record date for the Annual Meeting is April 18, 2019. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the Annual Meeting. Cumulative voting is not permitted. On the record date, there were 27,921,459 shares of common stock outstanding and entitled to vote. We have no other voting securities.

Confidential Voting. Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for the Company to assert or defend claims, (c) in the case of a contested election of director(s) or (d) at your express request.

Vote by Proxy. If your shares of common stock are held in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you can vote your shares on matters presented at the Annual Meeting or by proxy. There are three ways to vote by proxy:

1.	By Telephone - Stockholders can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

2.	By Internet - You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

3.	By Mail - You can vote by mail by signing, dating and mailing your proxy card.

Any proxy given pursuant to such solicitation by a stockholder of record and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption "PROPOSALS TO BE VOTED ON--Proposal 1: Election of Directors," FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company's fiscal year ending December 31, 2019 under "PROPOSALS TO BE VOTED ON--Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm," FOR advisory approval of the compensation of our named executive officers as disclosed in this proxy statement under "PROPOSALS TO BE VOTED ON--Proposal 3: Advisory Approval of the Compensation of Our Named Executive Officers," and in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the Annual Meeting and any adjournments thereof.

Submitting Voting Instructions for Shares Held Through a Broker. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting with proper evidence of stock holdings, such as a recent brokerage account or bank statement. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. If you do not give your broker or nominee instructions on how to vote your shares, your broker or nominee can vote your shares with respect to "routine" items but not with respect to "non-routine" items. "Proposal 1: Election of Directors" and "Proposal 3: Advisory Approval of the Compensation of Our Named Executive Officers" are non-routine matters for which your broker or nominee may not vote without explicit instructions from you. "Proposal 2: Ratification of Independent Registered Public Accounting Firm" is a routine matter for which your broker or nominee may vote your shares without explicit instructions from you.

Quorum. In order to carry on the business of the Annual Meeting, we must have a quorum. This means that stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum, but broker non-votes are not considered "present" for purposes of voting on non-routine matters.

Revoking Your Proxy. You may revoke your proxy at any time by (1) providing written notice to Kyle L. Sauers, Corporate Secretary, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654 at any time prior to the voting thereof, (2) submitting a proxy with a later date or (3) attending the Annual Meeting and voting in person.

Vote Required to Elect Directors. In order to be elected, director nominees must receive the affirmative vote of a majority of the votes cast in the election of directors. In other words, a nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee. The size of the Board is currently set at seven members. Abstentions and broker non-votes will have no effect on the election of directors.

Vote Required to Adopt Other Proposals. "Proposal 2: Ratification of Independent Registered Public Accounting Firm" requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against the ratification of the independent registered accounting firm, and there will be no broker non-votes with respect to this proposal, as it is a discretionary item.

"Proposal 3: Advisory Approval of the Compensation of Our Named Executive Officers" is a single "yes" or "no" vote on the total compensation package provided to the named executive officers, as described in the Compensation Discussion and Analysis and related compensation tables. The stockholder vote will not be binding on the Company or the Board and may not be construed as (1) overruling their decision, (2) creating or implying any addition or change to the Board's fiduciary duties, or (3) restricting or limiting stockholders' ability to make proposals for inclusion in proxy materials related to executive compensation.

Director Nominations. For a stockholder to nominate an individual to serve as a director at the 2020 Annual Meeting, the stockholder must follow the procedures outlined in this proxy statement under the caption "OTHER INFORMATION—Stockholder Proposals for the 2020 Meeting." Stockholders may also designate a director nominee to be considered by the Board for recommendation to the stockholders at the 2020 Annual Meeting by following the procedures outlined in this proxy statement under the caption "BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Meetings and Committees of the Board of Directors—Nominating and Corporate Governance Committee."

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors
Nominees
The size of the board is currently set at seven members. At the Annual Meeting, the stockholders will elect seven directors to serve until the 2020 Annual Meeting of stockholders or until their respective successors are elected and qualified. Unless marked otherwise, proxies received will be voted "FOR" the election of each of the seven nominees named below. Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company's by-laws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders held for the election of directors.
All nominees have consented to be named in this proxy statement and to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named herein will be unable or unwilling to serve as a nominee or as a director if elected.
The Company believes that the Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to the Company's operations and interests. In addition to considering a candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. The Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, but the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company's business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company's policy is to have at least a majority of directors qualify as "independent directors" as defined in the rules of the Nasdaq Global Market. Currently, six of our seven directors are independent.
The Nominating and Corporate Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves. Each director nominee holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, the director nominees have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. Each of our directors also has experience serving on boards of directors or trustees and committees of other companies.
The Nominating and Corporate Governance Committee also believes that each of the nominees and current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board and its committees.
The names of the Company's current directors and director nominees, their ages as of April 18, 2019, their recent employment or principal occupation, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as director of the Company are set forth below:

Name	Age	Position
Douglas R. Waggoner	60	Chairman of the Board and Chief Executive Officer
Samuel K. Skinner(1)(2)(3)	80	Lead Independent Director
Matthew Ferguson(1)(2)	52	Director
David Habiger(1)(2)	50	Director
Nelda J. Connors(2)(3)	53	Director
William M. Farrow III(1)(3)	64	Director
Virginia L. Henkels(1)(2)	50	Director
_______________________________________________________________________________

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Nominating and Corporate Governance Committee.

There are no family relationships among any of the directors or executive officers of the Company. Our Board has affirmatively determined that six of our seven director nominees, Messrs. Skinner, Ferguson, Habiger, Farrow; Ms. Connors and Ms. Henkels are "independent directors" as defined in the rules of the Nasdaq Global Market.

Douglas R. Waggoner has served as our Chief Executive Officer since December 2006 and on our Board since February 2008. In June 2015, the Board appointed Mr. Waggoner to serve as Chairman of the Board. Mr. Waggoner will serve as our Chief Executive Officer and Chairman of the Board until December 31, 2019, unless such terms are otherwise terminated or renewed, pursuant to the terms of his employment agreement. Since April 2015, Mr. Waggoner has also served on the board of directors of SP Plus Corporation, a provider of, among other things, professional parking, ground transportation and logistics services, and Daylight Transport, a leading expedited LTL carrier. Prior to joining Echo, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as the Chief Executive Officer of USF Bestway, and from January 2002 to April 2004, he served as the Senior Vice President of Strategic Marketing for US Freightways Corporation. Mr. Waggoner served as the President and Chief Operating Officer of Daylight Transport from April 1999 to January 2002, Executive Vice President from October 1998 to April 1999, and Chief Information Officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before eventually leaving the company as the Vice President of Customer Service. Mr. Waggoner holds a Bachelor of Science degree in Economics from San Diego State University. Mr. Waggoner provides the Board significant transportation industry-specific operations management and leadership experience.

Samuel K. Skinner first joined our Board in September 2006 and served as our non-executive Chairman of the Board from February 2007 to June 2015. Since June 2017, Mr. Skinner has served as the Board's Lead Independent Director. Since May 2004, Mr. Skinner has been of counsel at the law firm Greenberg Traurig, LLP where he is the Chair of the Chicago Governmental Affairs Practice. Mr. Skinner served as Chairman, President and Chief Executive Officer of US Freightways Corporation from July 2000 to May 2003, and from 1993 to 1998 he served as President of Commonwealth Edison Company and its holding company, Unicom Corporation. During his time at US Freightways, it was one of the largest transportation and logistics companies in the country until its merger with YRC. Mr. Skinner served as the Chief of Staff to President George H.W. Bush from December 1991 to August 1992, and from 1989 to 1991, he served as the Secretary of Transportation. In 1975, he was appointed by President Gerald R. Ford as the United States Attorney for the Northern District of Illinois. Mr. Skinner formally served as Vice Chairman of the Board of Virgin America Airlines. He also previously served on the boards of Navigant Consulting, Inc. and the Chicago Board Options Exchange (CBOE), Inc. Mr. Skinner holds a Bachelor of Science degree in Accounting from the University of Illinois and a Juris Doctor from DePaul University College of Law. Mr. Skinner brings to the Board extensive leadership experience and transportation and logistics industry experience in both the public and private sectors, operations management skills and experience with corporate governance and regulatory matters, having served as the chief executive officer of a large public company and a director of several public companies for over 10 years.

Matthew Ferguson has served on our Board since February 2010. From June 2004 to September 2018, Mr. Ferguson served as the Chief Executive Officer of CareerBuilder.com, an online recruiting service, and as its Chief Operating Officer and Senior Vice President from 2000 to 2004. Mr. Ferguson is a partner at Woodington Management, LLC, a real estate management company. He is also Chairman of the Board of DataClover, a company that offers customer service technology for the auto industry. He received a Bachelor of Arts degree from Indiana University, a Master of Business Administration degree from the University of Chicago and a Juris Doctor degree from Northwestern University. Mr. Ferguson brings to the Board extensive leadership experience, operations management skills and experience with corporate governance and regulatory matters, having served as chief executive officer of a large global company and its partnership with several publicly-held entities.

David Habiger has served on our Board since December 2012. Mr. Habiger has served as President and Chief Executive Officer of J.D. Power since March 2018. He also served as the Chief Executive Officer of Textura Corporation from April 2015 to June 2016. From June 2011 to July 2012, Mr. Habiger served as the Chief Executive Officer of NDS Group Ltd. until it was acquired by Cisco Systems. Mr. Habiger served in various roles at Sonic Solutions, a digital media software company, from February 1993 to February 2011, most recently as President and Chief Executive Officer from September 2005 to February 2011. Mr. Habiger is a director of Control4, GrubHub, Xperi and Stamps.com, and is a trustee of Rush University Medical Center. Previously, Mr. Habiger was a director for Enova, Immersion, DTS, RealD and Textura. Mr. Habiger received his Bachelor of Arts degree from St. Norbert College and a Master of Business Administration degree from the University of Chicago. He is a member of the National Association of Corporate Directors, a Senior Advisor to Silver Lake Partners and a Venture Partner at the Pritzker Group. Mr. Habiger brings to the Board extensive leadership and management experience, having served as the chief executive officer of two public companies, as well as public company board experience.

Nelda J. Connors has served on our Board since April 2013. Ms. Connors is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, a privately held investment firm. Since founding Pine Grove in 2011, Ms. Connors has overseen transactions representing over $300 million in enterprise value. Prior to founding Pine Grove, she served as President and Chief Executive Officer of Atkore International Inc. from 2008 through 2011, formerly a division of Tyco International. Prior to joining Tyco, she served as a senior executive at Eaton Corporation, Ford Motor Company and Chrysler Corporation in various global business leadership and P&L roles. Ms. Connors is a director of Boston Scientific, Delphi Technologies and Enersys Corporation. She previously served on the boards of Blount International, Vesuvius, Clarcor Corporation and the Federal Reserve Bank of Chicago. She also served as a panelist for the Department of Justice's Takata airbag investigation. Ms. Connors holds both Bachelor of Science and Master of Science degrees in Mechanical Engineering from the University of Dayton, with post-graduate studies at the University of Tokyo in International Finance and Economics. Ms. Connors brings to the Board broad experience in the areas of operations, financial management and business strategy.

William M. Farrow III has served on our Board since June 2017. Mr. Farrow is the co-founder and retired President and Chief Executive Officer of Urban Partnership Bank, a community development financial institution created in 2010 to help prevent financial devastation in moderate income communities in Chicago, Detroit and Cleveland. Mr. Farrow currently serves on the boards of WEC Energy Group, CoBank, the Chicago Board Options Exchange and Northshore University HealthSystem. From 2013-2018, Mr. Farrow served as a Director of the Federal Reserve Bank of Chicago as the Chair of the Audit Committee and a member of the Systems Operations Committee. In 2001, Mr. Farrow joined the Chicago Board of Trade as Executive Vice President, CIO and member of the Office of the President. From 1986 to 2001, Mr. Farrow held multiple senior positions at the First National Bank of Chicago, including Head of Treasury Management Sales. In 1979, Mr. Farrow was a consultant for Arthur Anderson & Company. Mr. Farrow received his Bachelor of Arts degree from Augustana College and his Master of Business Administration degree from Northwestern University's Kellogg Graduate School of Management. Mr. Farrow brings to the Board extensive leadership and management experience as well as experience in financial management strategy.

Virginia L. Henkels has served on our Board since September 2018. From 2008 to 2017, Ms. Henkels served as Executive Vice President, Chief Financial Officer, and Treasurer of Swift Transportation Company, a then-publicly traded transportation services company, where she led numerous capital market transactions including its 2010 initial public offering. From 2004 to 2008, she also held various finance and accounting leadership positions with increasing responsibilities at Swift Transportation and from 1990 to 2002 at Honeywell International, Inc., a worldwide diversified technology and manufacturing leader, including an expatriate international assignment. Since 2017, Ms. Henkels, has served as a director and member of the Audit and Compensation Committees of LCI Industries and as a director of Viad Corp. Ms. Henkels holds a Masters of Business Administration degree from Arizona State University and a Bachelor of Business Administration degree from University of Arizona. Ms. Henkels is currently a member of the National Association of Corporate Directors and the Women’s Corporate Director organizations. Ms. Henkels is a former Certified Public Accountant and brings to the Board extensive experience in finance, accounting, capital markets, and investor relations as well as experience in strategy development, risk management, mergers and acquisitions, audit, corporate culture, and corporate governance.
Required Vote

In order to be elected, director nominees must receive the affirmative vote of a majority of the votes cast in the election of directors. In other words, a nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee.
Recommendation of the Board of Directors
THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOLLOWING DIRECTORS: DOUGLAS R. WAGGONER, SAMUEL K. SKINNER, MATTHEW FERGUSON, DAVID HABIGER, NELDA J. CONNORS, WILLIAM M. FARROW III AND VIRGINIA L. HENKELS.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Ernst & Young LLP has served as the Company's independent registered public accounting firm since 2007 and has been appointed by the Audit Committee to continue as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. In the event that ratification of this selection is not approved by a majority of the shares of common stock of the Company represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the Board will review the Audit Committee's future selection of an independent registered public accounting firm.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the Company's common stock present at the Annual Meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year.
Recommendation of the Board of Directors
THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Proposal 3: Advisory Approval of the Compensation of Our Named Executive Officers

Under Section 14A of the Securities Exchange Act of 1934, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is required to provide a stockholder advisory vote, at least every three years, to approve the compensation of our named executive officers, as disclosed in our Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the Securities and Exchange Commission set forth in this proxy statement. Based on feedback from our stockholders at the 2017 Annual Meeting, our Board elected to provide this vote on an annual basis. At our 2018 Annual Meeting, in a non-binding vote, a majority of shares cast voted in favor of our executive compensation program and practices disclosed in our 2018 proxy statement.

This advisory vote will not be binding on or overrule any decisions by our Board, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Our Board has determined that the best way to allow our stockholders to vote on the Company's executive pay programs and policies is through the following resolution:

RESOLVED, that the stockholders approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables, and related material).

Required Vote. Approval of this proposal will require the affirmative vote of a majority of the holders of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE "FOR" ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure
Our Board is led by our Chairman and CEO, Douglas R. Waggoner. In accordance with Company policy, the Board of Directors sets high standards for the Company's employees, officers and directors. It is the duty of the Board and its leadership to serve as a prudent fiduciary for stockholders and to oversee the management of the Company's business. We believe that having Mr. Waggoner serve as Chairman and CEO is the most appropriate structure for the Company, as Mr. Waggoner can unify his responsibility for setting the strategic direction of the Company with his role of providing guidance to the leadership team as Chairman of the Board. Our current Lead Independent Director, Samuel K. Skinner, serves as a liaison between senior management and the Company's independent directors, and presides at executive sessions of the Board. The role of Lead Independent Director was created in June 2015 to further enhance the Board's independence and corporate governance. We believe our current board leadership structure strengthens the alignment between the Board and the day-to-day operations of the Company and is most appropriate for the Company at this time.

Board of Directors' Role in Risk Oversight
Risk assessment and oversight are a critical part of our corporate governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into both our overall corporate strategy and our day-to-day business operations. It is management’s responsibility to identify, evaluate, manage and mitigate risk within the context of our strategic plans and to bring to the Board’s attention the most material risks facing the Company. It is the Board’s responsibility to oversee our overall risk management processes and to ensure that management is taking appropriate action to manage material risks. The Board has delegated certain risk management oversight tasks to the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee in their respective areas of financial statement compliance and financial reporting, compensation plans and policies, and general corporate governance practices.
The Board also relies on the external audit of financial information, the Company’s internal control structure, the Company’s insurance advisors and the historically conservative practices of the Company to provide comfort on the Company’s ability to manage its risks.
Code of Ethics and Business Conduct
Echo is committed to acting with uncompromising honesty and integrity. Every employee is required to sign the Echo Employee Handbook, which includes the Code of Ethics and Business Conduct. Echo performs internal audits to ensure compliance with this requirement. The Code of Ethics and Business Conduct provides guidance to employees on adhering to this commitment, while recognizing that it does not address every situation an employee is likely to encounter. This code is therefore not a substitute for an employee’s responsibility and accountability to exercise good judgment and obtain guidance on appropriate business conduct. Echo also incorporates further ethics content in its induction training and within other sections of the Echo Employee Handbook.
Equal Employment Opportunity
Echo is an equal opportunity employer. In accordance with applicable federal, state and local law, we prohibit discrimination against any applicant or employee based on any legally-recognized basis, including, but not limited to: veteran status, uniformed service member status, race, color, religion, sex, sexual orientation, gender identity, age (40 and over), pregnancy (including childbirth, lactation and related medical conditions), national origin or ancestry, physical or mental disability, genetic information (including testing and characteristics) or any other consideration protected by federal, state or local law. Our commitment to equal opportunity employment applies to all persons involved in our operations and prohibits unlawful discrimination by any employee, including supervisors and co-workers.
Employment Practice Standards
We encourage all clients and carriers with which we do business to:

•	Observe laws and internationally recognized labor standards;

•	Ensure training and education on labor rights for employees; and

•	Refrain from knowingly employing anyone who has contributed to the violation of labor rights.
We recognize that we have a responsibility to ensure that human rights are upheld in our supply chain. An extensive on-boarding process is performed for each carrier partner to mitigate the risk of Echo engaging with a supplier having conflicting values to ours.

We are not aware of any significant risk of our operations causing or directly contributing to adverse impacts on the human rights of others. If we identify that adverse impacts have occurred, we will work to remediate those impacts through legitimate and proportionate processes. In addition, no instances have been identified where freedom of association or collective bargaining have been found to be at a material risk.
Social and Environmental Responsibility
Echo considers social, environmental and fair economic business principles as key elements of its business. Echo supports employee resource groups such as Women at Echo, Echo Parents, Echo Pride and the Military Employee Interest Group. Echo Gives is a platform allowing employees to make payroll contributions to over 300 charities worldwide and includes a company-funded dollar match. Echo also funds an employee Corporate Citizenship Committee that provides volunteer opportunities to employees within their communities.
For three consecutive years, Echo has been named one of Chicago's Best and Brightest Companies to Work For®. The Best and Brightest Companies to Work For® competition recognizes organizations that display a commitment to excellence in their employee practices. The judges assess companies based on categories such as communication, employee education and employee recognition. Echo’s continued commitment to crafting the best employee experience emphasizes initiatives to cultivate collaboration, a high-energy culture and career development.
Echo is sensitive to the environmental consequences of its operations. Accordingly, we strive to maintain compliance with all applicable federal and state environmental laws and regulations. Echo is an EPA SmartWay® Transport ("SmartWay") partner striving to improve the operational efficiencies of its clients and carrier partners through its technology and services. SmartWay provides Echo with an annual report which measures grams per mile of carbon dioxide, nitrogen, and particulate matter. For two consecutive years, Echo has been named a Green Supply Chain Partner by Inbound Logistics, an honor which placed the Company among the leading 75 companies in the area of green transportation management solutions. Internally, Echo strives to reduce its overall carbon footprint by encouraging company-wide recycling efforts, minimizing power use through eco-friendly lighting systems and offering commuter benefits to employees for the use of public transportation.
Echo also advises its clients and carrier partners on supply chain practices that minimize carbon emissions and eliminate costs. By using technology, industry expertise, and its extensive carrier network and multi-modal transportation options, Echo helps clients and carrier partners improve operational efficiencies and lower carbon emissions.
Safety and Health Practices
Echo's corporate values, policies (including the Code of Ethics and Business Conduct) and practices are aligned to promote care and concern for others, keeping our employees and others safe and healthy. Our employees are provided with the knowledge, skills and abilities to work safely and maintain a healthy environment. Echo establishes viable security measures to ensure the Company’s facilities are safe and secure to the maximum extent.
Echo provides workers’ compensation coverage to all employees for injuries incurred or occupational illnesses sustained on the job. Our aim is to maintain safety measures that are appropriate, enforceable, consistent and compliant with legislation.

Meetings and Committees of the Board of Directors
During 2018, the Board held four meetings, not including the Annual Meeting. During 2018, each director attended 100% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all of the committees of the Board on which he or she served. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board.
Audit Committee.   The Audit Committee currently consists of Messrs. Habiger, Skinner, Ferguson and Farrow and Ms. Henkels. Ms. Connors served on the committee until the 2018 Annual Meeting, and Mr. Farrow and Ms. Henkels both began serving on the committee in the fourth quarter of 2018. Mr. Habiger serves as the chairman of our Audit Committee and will continue to serve as chairman if re-elected to the Board. The Audit Committee is composed entirely of independent non-employee directors and is responsible for, among other things, reviewing and recommending to the Board internal accounting and financial controls, accounting principles and internal auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee is responsible for the appointment, compensation and oversight of the external auditor. All current committee members are considered "audit committee financial experts" as defined in the Securities and Exchange Commission ("SEC") rules. During 2018, the Audit Committee held five meetings.
Compensation Committee. The Compensation Committee currently consists of Messrs. Ferguson, Skinner and Habiger, Ms. Connors and Ms. Henkels. Ms. Connors began serving on the committee after the 2018 Annual Meeting, and Ms. Henkels began serving on the committee in the fourth quarter of 2018. Mr. Ferguson serves as chairman of our Compensation

Committee and will continue to serve as chairman if re-elected to the Board. The Compensation Committee is composed entirely of independent non-employee directors and is responsible for, among other things, the following items:

•
Reviewing our executive compensation and personnel policies, programs and plans, including management development and succession plans, and approving and administering employee compensation and benefit programs;

•	Reviewing and approving our executive compensation philosophy and compensation for our Chief Executive Officer and our other executive officers;

•	Reviewing, evaluating and recommending to the Board the compensation of our directors;

•	Reviewing, approving and recommending to the Board any new incentive compensation plans or amendments to existing plans;

•	Reviewing, discussing and recommending to the Board the compensation discussion and analysis section that is included in this proxy statement;

•
Overseeing and monitoring our executive compensation policies, plans and programs for our senior management team to ensure consistency with our compensation philosophy and objectives, as well as the long-term interests of the Company's stockholders; and

•	Administering our 2008 Stock Incentive Plan.
The Compensation Committee continued to engage Aon Corporation ("Aon"), its independent compensation consultant, in 2018 to review and make recommendations regarding our executive and director compensation program. See "EXECUTIVE AND DIRECTOR COMPENSATION—Compensation Discussion and Analysis" for a discussion of the Company's processes and procedures for considering and determining executive and director compensation. In accordance with the requirements of Regulation S-K, the Company has determined that no conflict of interest has arisen with respect to the work of Aon as compensation consultant to the Compensation Committee. During 2018, the Compensation Committee held one meeting.
Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of Messrs. Skinner and Farrow and Ms. Connors. Mr. Farrow began serving on the committee in the fourth quarter of 2018. Mr. Skinner serves as the chairman of our Nominating and Corporate Governance Committee and will continue to serve as chairman if re-elected to the Board. The Nominating and Corporate Governance Committee is composed entirely of independent non-employee directors and is responsible for, among other things, assisting the Board with its responsibilities regarding:

•	the identification of individuals qualified to become directors;

•	the selection of the director nominees for the next annual meeting of stockholders; and

•	the selection of director candidates to fill any vacancies on the Board.
In evaluating and determining whether to nominate a candidate for a position on the Company's Board, the Nominating and Corporate Governance Committee will consider the candidate's professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee utilizes a variety of methods. The Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, but the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company's business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Nominating and Corporate Governance Committee from current Board members, stockholders, professional search firms, officers or other persons. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of recommendation. During 2018, the Nominating and Corporate Governance Committee held one meeting.
The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Any stockholder recommendations submitted under the criteria summarized above should include the candidate's name and qualifications for Board membership and should be addressed to Kyle L. Sauers, Corporate Secretary, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.
For purposes of potential nominees to be considered at the 2020 annual stockholders' meeting, the Corporate Secretary must receive this information no earlier than February 14, 2020 and no later than the close of business on March 16, 2020, in accordance with the procedures in the Company's by-laws. The notice must set forth the candidate's name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder's name, address and the number of shares beneficially owned (and the period they have been held).
The Company did not pay a third party any fees to identify, evaluate or assist in identifying potential nominees for director in 2018.
Other Committees. The Board may from time to time establish special or standing committees to facilitate the management of the Company or to discharge specific duties delegated to the committee by our full board of directors. During 2018, the Board held one such meeting.
Stockholder Engagement and Communications to the Board
Our Board values the feedback and insights gained from frequent engagement with our stockholders. In 2018, in addition to interactions regarding our financial performance, we engaged with stockholders representing a significant portion of our outstanding shares on matters relating to our long-term business strategy and performance, corporate governance, executive compensation and corporate responsibility. Our engagement takes different forms, such as investor road shows, investor presentations and reports posted on our website. We are committed to including our stockholders’ perspectives in boardroom discussions, and we believe that regular engagement with our stockholders is necessary in order to ensure thoughtful and informed consideration of those matters.
Stockholders and interested parties can contact the Board or our non-employee directors through written communication sent to Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, Attention: Kyle Sauers, Chief Financial Officer. At the Company’s discretion, written communications will be forwarded to the Board or our non-employee directors, as applicable. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Communications of a confidential nature can be made directly to the Chairman of the Audit Committee regarding any accounting, internal accounting control or auditing matter, by submitting such concerns to the Audit Committee. Any submissions to the Audit Committee should be marked confidential and addressed to the Chairman of the Audit Committee, c/o Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654. Any submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, and the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee in the investigation of such matter.

Governance Documents
All of the Company's current committee charters are available at www.echo.com on the "Investors" page under the link "Corporate Governance." The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC. The Company's Code of Ethics and Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer) and employees of the Company. Stockholders and interested parties may request a copy of the Code of Ethics and Business Conduct, free of charge, by submitting such request to Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, Attention: Kyle Sauers, Chief Financial Officer.

Compensation Committee Interlocks and Insider Participation

Messrs. Ferguson, Skinner and Habiger, Ms. Connors and Ms. Henkels served on our Compensation Committee during 2018. None of the members of our Compensation Committee has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Attendance at Annual Meeting
Directors are encouraged, but not required, to attend our annual stockholders' meeting. Two of our directors attended the 2018 Annual Meeting.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 18, 2019 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the "EXECUTIVE AND DIRECTOR COMPENSATION—Executive Compensation—Summary Compensation Table" section of this proxy statement; and

•	all of our directors and executive officers as a group.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.

	Shares of Common Stock Beneficially Owned(1)
Name and Address	Number of Shares	Number of Options	Total	Approximate Percent of Class(1)
5% or Greater Stockholders
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	4,466,859		4,466,859	16.0%
Dimensional Fund Advisors, L.P.(3) 6300 Bee Cave Road Austin, TX 78746	2,377,769		2,377,769	8.5%
Standard Life Aberdeen plc(4) 1 George Street Edinburgh, United Kingdom EH2 2LL	1,862,435		1,862,435	6.7%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	2,298,405		2,298,405	8.2%
Directors, Director Nominees and Named Executive Officers
Samuel K. Skinner	33,637	8,389	42,026	*
Douglas R. Waggoner	346,053	—	346,053	1.2%
David B. Menzel	165,722	—	165,722	*
Matthew Ferguson	27,274	—	27,274	*
David Habiger	26,623	—	26,623	*
Nelda J. Connors	26,614	—	26,614	*
Kyle L. Sauers	79,799	25,000	104,799	*
William M. Farrow III	12,345	—	12,345	*
Virginia L. Henkels	6,834	—	6,834	*
Directors, Director Nominees and Executive Officers as a group (9 persons)	724,901	33,389	758,290	2.7%
___________________________________________________________________________

*	= less than 1%.

(1)
"Beneficial ownership" means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 18, 2019 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 18, 2019, and the percentages are based upon 27,921,459 shares of our common stock outstanding as of April 18, 2019. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2) Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 28, 2019.

(3)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2019.
(4) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2019.
(5) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.
Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely, except that the Form 4 for Peter Rogers was inadvertently filed late on March 19, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business, we may from time to time enter into transactions with our directors, officers and 5% or greater stockholders. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest situations. Such transactions must be approved by our Audit Committee prior to consummation.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers/Named Executive Officers
The following table sets forth certain information concerning each of our executive officers that served as a named executive officer in 2018 (collectively our "named executive officers"):

Name	Age	Position(s)
Douglas R. Waggoner	60	Chief Executive Officer and Chairman of the Board
David B. Menzel	57	President and Chief Operating Officer
Kyle L. Sauers	48	Chief Financial Officer
Douglas R. Waggoner. See "PROPOSALS TO BE VOTED ON—Proposal 1: Election of Directors" for Mr. Waggoner's biographical information.
David B. Menzel has served as our President since July 2014 and as our Chief Operating Officer since October 2013 and will continue to serve in such capacities until December 31, 2019, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. From April 2008 to September 2013, Mr. Menzel served as our Chief Financial Officer. From May 2005 to March 2008, Mr. Menzel was the Chief Financial and Operating Officer of G2 SwitchWorks Corp., a travel technology company. From 2003 to 2005, Mr. Menzel served as a managing director of Parson Consulting, a management consulting firm. Mr. Menzel served as the Chief Executive Officer of YesMail, Inc. from 2000 to 2003, and as the Senior Vice President and Chief Financial Officer from 1999 to 2000. Mr. Menzel was also the Chief Financial Officer of Campbell Software from 1994 to 1999, and worked in the Audit and Business Advisory Practice at Arthur Andersen LLP from 1985 to 1994. Mr. Menzel holds a Bachelor of Science degree in Accounting and a Master of Accountancy from Florida State University.
Kyle L. Sauers has served as our Chief Financial Officer since October 2013 and will continue to serve in such capacity until December 31, 2019, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. Mr. Sauers joined the company in 2011 as our Senior Vice President of Finance and Controller. Prior to Echo, Mr. Sauers was the General Manager of Varian Medical Systems’ Security & Inspection Products Division, a result of Varian’s acquisition of Bio-Imaging Research (“BIR”) where he had served on the board of directors and as Chief Financial Officer since 2005. BIR was a leading supplier of cargo screening systems and software. Prior to BIR, Mr. Sauers spent eight years at Sphere Communications, a leading VoIP software technology company, most recently as Chief Financial Officer. Before Sphere, Mr. Sauers served in various financial management positions at APAC Customer Services, a provider of outsourced customer care and acquisition services. Mr. Sauers began his career as part of the Audit and Business Advisory Practice at Arthur Andersen LLP, where he served entrepreneurial and middle market companies. Mr. Sauers graduated from the University of Illinois with a Bachelor of Science degree in Accounting and is a Certified Public Accountant.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis ("CD&A") describes our executive compensation program and philosophy, our compensation-setting process, the elements of our executive compensation program and the compensation decisions made in 2018. This CD&A should be read together with the compensation tables and related disclosures that immediately follow, which provide further historical compensation information for our named executive officers ("NEOs") as identified above.
Executive Summary
Echo Global Logistics is a leading provider of technology-enabled transportation and supply chain management solutions. We utilize a proprietary technology platform to compile and analyze data from our multi-modal network of transportation providers to satisfy the transportation and logistics needs of our clients. Our platform enables us to quickly adapt to and offer efficient and cost-effective solutions for our clients' shipping needs. We focus primarily on arranging transportation with truckload ("TL") and less than truckload ("LTL") carriers. We also offer intermodal (which involves moving a shipment by rail and truck), small parcel, domestic air, expedited and international transportation services. Our core logistics services include carrier selection, dispatch, load management and tracking.
The success of our model and its ability to deliver a competitive value proposition to shippers (our clients) has been the main driver behind our historical growth, and we believe will serve as the basis for our continued expansion.
Our continued expansion and future success is dependent on our talented workforce, including our executive team. We encourage stockholders to review this CD&A, the compensation tables and the related narrative disclosures which outline the objectives of and the philosophy behind our compensation program.
2018 Say-on-Pay Result and Shareholder Outreach
At our Annual Meeting of Stockholders held in June 2018, our executive compensation program proposal (commonly referred to as a “say-on-pay proposal”) received approximately 54.5% support from our stockholders. Following this outcome, the Company was determined to better understand the factors that drove this result by soliciting input and feedback through engagement with our stockholders. During 2018, commencing prior to, and continuing after, our Annual Meeting, we participated in meetings, phone calls and correspondence with our significant stockholders. We reached out to 35 stockholders, who together owned over 87% of our outstanding common stock, and successfully conducted meaningful engagements with 25 of these stockholders, who hold 53% of our outstanding common stock. Finally, we sought feedback from the largest proxy advisor firm to discuss executive compensation and governance matters.
These discussions were led by members of our management team and the results of these conversations were reported to and discussed by the Compensation Committee. Through these conversations we gained a deeper understanding of investor viewpoints and concerns that we have incorporated into improving our compensation program and philosophy.
In addition to assessing feedback from our stockholders, we undertook a review of our executive compensation program to identify other areas of improvement.
The table below summarizes the feedback we obtained, the actions we took in response to this feedback and areas of improvement we identified through our review of the executive compensation program.

What We Heard	What We Did
Insufficient disclosure on stockholder outreach activities	• Strengthened our CD&A disclosure regarding our engagement efforts by adding this "Say-on-Pay Result and Shareholder Outreach" section.
CD&A lacked disclosure on how individual performance was evaluated and contributed to the individual executive bonuses	• Expanded discussion of annual cash incentives and the factors that contribute to individual award payouts
Better demonstration of how pay and performance are aligned over time
•
Added discussion of "realizable" pay demonstrating the actual amounts our NEOs are eligible to earn over time based on Company performance
•
Increased focus on long-term, sustainable performance by decreasing the maximum payout under the annual incentive plan from 250% to 200% of target for 2019

Review maximum payout under the annual incentive plan	• For 2019, reduced the maximum payout under the annual incentive plan from 250% of target to 200% of target

Beyond the foregoing, our stockholders did not identify any other areas of concern regarding the substance or disclosure of our executive compensation program. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for our named executive officers.
Financial Highlights and Compensation Considerations
As our Company has continued to grow and expand, it has been imperative that the Compensation Committee continually evaluate and transform our executive compensation program to appropriately structure pay packages with consideration for our business objectives, investor expectations and industry standards in light of our evolving business. Our Compensation Committee designs and implements our incentive programs with the firm belief that our compensation program should motivate performance and support achievement of our corporate goals beyond those of individuals.
In order to accomplish these goals, our annual cash incentives and long-term equity incentives are tied to key internal metrics and relative total shareholder return. Specifically, our annual cash incentive plan utilizes Net Revenue(1) and Adjusted EBITDA(1) achievement against targets, while our long-term incentive program features performance shares that are earned based on our relative total shareholder return versus our peers.
_____________________________________
(1) "Net Revenue" and "Adjusted EBITDA" are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States ("GAAP"). For more information regarding Net Revenue and Adjusted EBITDA and a reconciliation to the nearest comparable GAAP measure, see Appendix A, "Reconciliation of Non-GAAP Financial Measures."
How Our Pay Program Works
Our guiding principle is to establish and maintain a compensation program that is fair and reasonable, market competitive and performance driven. Further, our compensation program should support our business strategy and organizational objectives, while successfully aligning executive focus and interest with that of shareholders. The Compensation Committee employs a total compensation approach in establishing executive compensation opportunities, consisting of base salary, annual cash incentives, long-term equity incentives, a competitive benefits package and limited perquisites.

The Compensation of our named executive officers in 2018 consisted of the following primary elements:

Base Salary		• Fixed level of cash compensation set with consideration of responsibilities, individual contribution, expertise and market data
Annual Cash Incentives
•
100% at-risk compensation based on individual performance and Company performance against Net Revenue(1) and Adjusted EBITDA(1)
•
NEOs may earn between 0% and 250% of target annual incentive based on performance achievement
•
Designed to motivate and reward our executives for the achievement of company-wide objectives and individual contributions
•
Target annual cash incentive based on percentage of base salary

Long-Term Equity Incentives	Restricted Stock
•
Vests ratably over a four-year period based on continued service
•
Generally, upon an NEO's separation from service, any then unvested restricted stock would be forfeited
•
Designed as a retention vehicle for our top executive talent and to align the long-term interests of the NEOs with those of the shareholders

Performance Shares
•
100% at-risk compensation based on Company's total shareholder return relative to a peer group
•
NEOs may earn between 0% and 200% of target number of performance shares granted based on performance achievement
•
Designed to drive sustained share price performance, encourage retention and align NEOs' interests with those of the shareholders

_______________________________________
(1) "Net Revenue" and "Adjusted EBITDA" are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States ("GAAP"). For more information regarding Net Revenue and Adjusted EBITDA and a reconciliation to the nearest comparable GAAP measure, see Appendix A, "Reconciliation of Non-GAAP Financial Measures."
2018 Target Pay Mix
Consistent with our philosophy of aligning executive pay with performance, and to align the interests of management and shareholders, our compensation packages are designed to provide the majority of executive compensation in the form of variable, at-risk pay which is earned based on the short- and long-term performance of the Company. Our Compensation Committee thoughtfully employs the primary compensation elements described in the table above in order to achieve the target compensation mix as illustrated below:
Note: Amounts may not foot due to rounding.
Pay and Performance Alignment - Realizable Pay
We believe stockholders should understand how much of the above-mentioned target compensation value is actually "realizable" by executives, as this comparison is an important demonstration of the alignment between pay and performance that permeates throughout our executive compensation program. As illustrated in the graphic below, our CEO and other NEOs have received performance shares and shares of restricted stock totaling approximately $8.3 million and $6.8 million at target, grant date fair value, respectively. However, based on our stock price as of the end of 2018, the actual value that our CEO and other NEOs could realize from these equity awards is far less.
"Target Shares" is the value of equity (performance shares and service-based restricted stock) based on the grant date fair value.
"Realizable" is the value of the equity compensation earned or deliverable for each year calculated as of the end of the 2018 fiscal year, including the intrinsic value of long-term incentive plan components, as valued on December 31, 2018 (the last trading day of fiscal year 2018) using the year-end share price of $20.33/share.
Compensation Governance
The Compensation Committee, along with the Company, places high importance on continued increased governance to ensure the alignment between the interests of our executives with those of shareholders and to mitigate excessive risk-taking. The Compensation Committee engages an independent compensation consultant to provide outside advice and feedback on its current compensation policies. These practices, which encourage actions that are in the long-term interests of our shareholders and the Company, include:

Compensation Program Objectives and Philosophy
The objectives of our compensation program are to:

•	attract, motivate and retain talented and dedicated named executive officers;

•	provide our named executive officers with both cash and equity incentives that link our interests and those of our stockholders; and

•	provide our named executive officers with long-term incentives so we can retain them and provide stability during periods of rapid growth.
Use of Peer Group. We define our competitive market for executive talent and investment capital to be the transportation and technology services industries. In 2017, the Compensation Committee engaged Aon, a nationally recognized and reputable executive compensation consulting firm, to provide market information for the total cash and total direct compensation elements of our compensation program against our peer group of companies and present the results to the Compensation Committee in preparation for executive compensation decisions.
The peer group was determined based on several factors including industry and size. From an industry perspective, balancing the number of transport companies versus technology/Business Process Outsourcing ("BPO") companies was important in designing the peer group. From a size perspective, generally peers that were approximately one-third to three times the Company's revenues were included; however, some exceptions were made for companies that we considered to be our direct competitors.
For the purpose of making 2018 executive compensation decisions, the Compensation Committee determined the following companies would comprise our peer group:

ArcBest Corporation (ARCB)	Hub Group, Inc. (HUBG)	Roadrunner Transportation Systems, Inc. (RRTS)
Blackbaud, Inc. (BLKB)	J.B. Hunt Transportation Services (JBHT)	Ryder System, Inc. (R)
C.H. Robinson Worldwide, Inc. (CHRW)	Landstar System, Inc. (LSTR)	The Ultimate Software Group, Inc. (ULTI)
CSG Systems International, Inc. (CSGS)	Manhattan Associates, Inc. (MANH)	Verint Systems, Inc. (VRNT)
ExlService Holdings, Inc. (EXLS)	Microstrategy, Inc. (MSTR)	Werner Enterprises, Inc. (WERN)
Fair Issac Corporation (FICO)	Old Dominion Freight Line, Inc. (ODFL)	WEX, Inc. (WEX)
Forward Air Corporation (FWRD)	Pegasystems, Inc. (PEGA)	XPO Logistics (XPO)

The Compensation Committee used the peer data to determine market reference points for consideration when determining the total cash and total direct compensation of our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. No specific percentile of the market data was targeted when making this determination.

In 2019, Echo engaged Aon in an executive compensation study to determine the 2019 executive compensation plan. As part of this study, the above peer group list was slightly modified to better align with the Company and industry peers. Roadrunner Transportation Systems, Inc. (RRTS) was removed from the group due to recent market performance.

Role of the Compensation Committee, Compensation Consultant and Management in Setting NEO Compensation

Our Compensation Committee, comprised solely of independent directors, oversees the design and implementation of our executive compensation program. Based on input from the CEO (as discussed below) and other significant factors (see discussion below on “Compensation Committee Process”), the Committee reviews and evaluates the performance of our NEOs and determines their compensation and objectives, or, in the case of our CEO, recommends compensation and objectives to the independent, non-executive members of the Board. The Compensation Committee monitors compensation trends and developments periodically and undertakes a comprehensive assessment of our compensation program at least annually. In fulfilling these responsibilities, the Compensation Committee utilizes the support of independent compensation consulting firms and independent outside counsel.

In 2018, the Compensation Committee retained Aon to provide advice and information regarding the design and implementation of the Company’s executive compensation program. Aon also provided information to the Compensation

Committee regarding regulatory and other technical developments that may be relevant to the Company’s executive compensation program. In addition, Aon provided the Compensation Committee with competitive market information, analyses and trends on executive base salary, annual incentives, long-term incentives, benefits and perquisites.

Company executives participate in the review and refinement of our executive compensation program. The CEO meets with the Compensation Committee to discuss compensation packages for executive officers and to review the performance of the Company and each executive officer, other than himself, and make recommendations with respect to the appropriate base salary, annual cash bonus and grants of long-term equity incentive awards. The Compensation Committee then discusses the CEO’s recommendations and determines the annual compensation package for each executive officer. The Compensation Committee reviews the CEO’s performance, and recommends an appropriate compensation package to the independent, non-executive members of the Board.

Compensation Committee Process

The decisions of the Compensation Committee and the independent directors relating to executive compensation each year reflect a variety of quantitative metrics in addition to qualitative analysis. The Compensation Committee’s decisions reflect its members’ individual and collective experience and business judgment, and are based on extensive interactions with independent consultants, management and assessment of some or all of the following factors, among others:

•	Company performance (relative to peers and budget);

•	Talent, experience and tenure of each NEO;

•	Individual leadership performance and contributions to the success of the Company;

•	Responsibilities of, and future expectations for, each NEO;

•	Short-, medium- and long-term executive talent needs of the Company;

•	The need to provide competitive levels of compensation to retain our talented NEOs;

•	Other qualitative contributions of each NEO;

•	Internal pay equity considerations;

•	Peer group pay levels; and

•	Advice from independent advisors.
We consider these and other qualitative and quantitative factors from time-to-time in assessing our compensation philosophy and approach, in addition to using these factors to make individual compensation decisions. Our independent directors are intimately familiar with matters that the Board oversees and guides, including the Company’s business, strategies, challenges and opportunities. They apply their independent judgment and experience to assess the unique respective talents, contributions, leadership, responsibilities and future expectations of the executives who drive performance and long-term sustainability of the Company.
Elements of Compensation Program
Base Salaries
We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. The Compensation Committee reviews base salaries annually and adjusts base salaries in accordance with its compensation philosophy. For 2017 and 2018, the Compensation Committee set our named executive officers' base salaries at compensation benchmarks presented in the aforementioned peer group study completed in 2017. No specific percentile of the market data from the study was targeted when making compensation decisions. In determining base salaries of our named executive officers, the Compensation Committee considers the results of the relevant study as well as the performance of each executive, the nature of his responsibilities and the Company’s general compensation practices.

The table below shows our named executive officers’ base salary rates (and related increases) since 2017:

Name and Principal Position	2017 ($)	2018 ($)	Percent Increase over 2017(1)
Douglas R. Waggoner Chief Executive Officer	798,000	830,000	4%
Kyle L. Sauers Chief Financial Officer	451,000	475,000	5%
David B. Menzel President & Chief Operating Officer	562,000	587,000	4%
______________________________________________________________________________
(1) Increases in compensation from 2017 to 2018 were driven by market factors and increased responsibilities due to the growth of the Company, along with a comparison to the applicable peer group.

For 2019, base salaries were set by reference to a new peer group study completed in 2019. The 2019 base salaries, and the percent increases over 2018, for each of our named executive officers are shown in the table below:

Name and Principal Position	2019 ($)	Percent Increase over 2018(1)
Douglas R. Waggoner Chief Executive Officer	863,000	4%
Kyle L. Sauers Chief Financial Officer	494,000	4%
David B. Menzel President & Chief Operating Officer	610,500	4%
______________________________________________________________________________
(1) Increases in compensation from 2018 to 2019 were driven by market factors and increased responsibilities due to the growth of the Company, along with a comparison to the applicable peer group.
Annual Cash Incentives
We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. In 2018, the targeted annual cash incentive awards were 100% of base salary for Mr. Waggoner and 75% of base salary for Mr. Sauers and Mr. Menzel, consistent with the 2017 target awards. The Compensation Committee set these targets based on the annual incentive compensation benchmarking results presented in the aforementioned peer group study, as well as performance expectations.
Bonuses may be earned based on a combination of an individual performance component and the Adjusted EBITDA(1) and Net Revenue(1) (collectively, "Company Performance") component. In 2018, the maximum percentage that could be earned with respect to the individual component is 250% of target and the maximum percentage that could be earned with respect to the Company Performance component is 250% of target.
_______________________________________
(1) "Net Revenue" and "Adjusted EBITDA" are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States ("GAAP"). For more information regarding Net Revenue and Adjusted EBITDA and a reconciliation to the nearest comparable GAAP measure, see Appendix A, "Reconciliation of Non-GAAP Financial Measures."

2018 Performance Goals
Company Performance Component
Consistent with our performance-based philosophy and given the broader responsibilities of our named executive officers, the annual incentive compensation for our named executive officers is partially based on the Company's Net Revenue(1) (50% of Company Performance component) and partially based on overall Company Adjusted EBITDA(1) (50% of Company Performance component).

Metric	Weighting	Threshold	Target	Maximum	Actual 2018	Actual as a % of Target
Net Revenue(1)	50%	$336.6M	$374.0M	$411.4M	$420.4M	112%
Adjusted EBITDA(1)	50%	$61.1M	$67.9M	$74.7M	$100.2M	148%
As shown in the table above, each of the named executive officers was paid out at 250% of target for the Company Performance component. The 250% payout factor was achieved by surpassing the maximum thresholds for both Net Revenue(1) of $411.4 million and Adjusted EBITDA(1) of $74.7 million.
_______________________________________
(1) "Net Revenue" and "Adjusted EBITDA" are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States ("GAAP"). For more information regarding Net Revenue and Adjusted EBITDA and a reconciliation to the nearest comparable GAAP measure, see Appendix A, "Reconciliation of Non-GAAP Financial Measures."
Individual Performance Component
The Compensation Committee determined that each NEO earned 100% of his target incentive opportunity based on his individual contributions during 2018, including those highlighted below.

•
Mr. Waggoner, Chief Executive Officer, successfully achieved goals related to Company growth, strategy development and execution, acquisition initiatives, and deployment of technology and data science.

•	Mr. Sauers, Chief Financial Officer, successfully achieved goals related to Company growth, back office automation, investor engagement and cash flow optimization.

•
Mr. Menzel, President and Chief Operating Officer, successfully achieved goals related to Company growth, customer service levels, customer and carrier satisfaction levels, and deployment of technology to enhance sales and operations.

Earned Incentives
Based on the actual performance achieved by our executives with respect to the Company Performance and individual components as discussed above, the earned incentives for 2018 are outlined in the following table:

			Company Performance			Individual Performance
	Base Salary	Target Annual Incentive (% of Base Salary)	Allocation to Component	Payout Factor	Component Amount Achieved	Allocation to Component	Payout Factor	Component Amount Achieved	Earned Actual Annual Incentive
Douglas R. Waggoner	$830,000	100%	85%	250%	$1,763,750	15%	100%	$124,500	$1,888,250
Kyle L. Sauers	$475,000	75%	75%	250%	$667,969	25%	100%	$89,063	$757,031
Dave B. Menzel	$587,000	75%	75%	250%	$825,469	25%	100%	$110,063	$935,531
Note: Amounts may not foot due to rounding.
The Compensation Committee may make reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effects of external, unusual or significant strategic events, such as natural disasters, litigation, regulatory changes in accounting or taxation standards, restructurings, acquisitions or divestitures. No such adjustments were determined necessary with respect to the 2018 annual cash incentive awards.

Long-term Equity Incentives
We provide the opportunity for our named executive officers and other executives to earn long-term equity incentive awards. We believe that one of the best ways to align the interests of shareholders and executives is by providing those individuals who have substantial responsibility over the management, performance and growth of the Company with an opportunity to have a meaningful ownership position in the Company. We maintain our 2008 Stock Incentive Plan pursuant to which we may grant equity and other incentive awards to our executive officers and other employees. We believe that providing management with strong economic incentives will inspire management to act in the best interest of the Company and its stockholders.
Equity Awards.    Since 2014, our Compensation Committee has granted a combination of restricted stock and performance shares to each named executive officer on an annual basis, with each component representing 50% of the total number of shares granted to each executive. The stock awards are issued as a percentage of base salary set by the Compensation Committee based on long-term incentive compensation benchmarks presented in the aforementioned peer group study as well as executive tenure, experience and performance expectations.
We believe the restricted stock grants are an effective tool for creating long-term ownership and aligning our employees' interests with those of our stockholders, which includes the retention of our key employees. All outstanding restricted share awards granted to our named executive officers vest ratably over a four-year period.
The performance share awards may be earned based on our relative total shareholder return against a peer group over one-, two- and three-year periods. This peer group consists of similar companies in the transportation and freight brokerage industry. The amount of performance shares earned can range from 50% of target amount for achieving the threshold performance goal to 200% for achieving the maximum performance goal. While in prior years, the performance shares would vest, depending on performance, on each of the first three anniversaries of the grant date, we adjusted the vesting schedule for the 2018 performance shares to instead align with our fiscal year-end. Thus, the 2018 performance shares are scheduled to vest, depending on performance, 20% on December 31, 2018 based on one-year total shareholder return (the number of performance shares earned for this performance period are shown below under "Results of Performance Cycles Ending in 2018"), 30% on December 31, 2019 based on two-year total shareholder return and 50% on December 31, 2020 based on three-year total shareholder return. The Company has assigned less weight to the performance periods less than three years. Executives earn the majority (50%) in the longest performance period (3 years). The Company uses relative total shareholder return as the metric for measuring performance shares and set the maximum at 200% of the target amount based on the Compensation Committee deeming these measurements to be more aligned with the interests of the stockholders. No performance shares will be earned if the threshold goal is not achieved. Earned performance shares are convertible into shares of the Company’s common stock on a 1-for-1 basis after the end of the performance period.
On February 26, 2018, Messrs. Waggoner, Sauers and Menzel received grants of restricted stock awards and performance share awards (at target) as summarized in the following table.

	Number of Shares
Name	2018 (Performance Shares) (at target)	2018 (Restricted Stock)
Douglas R. Waggoner	44,865	44,865
Kyle L. Sauers	17,117	17,117
David B. Menzel	21,153	21,153
The table below shows the multiple of the target shares that could be earned at different levels of performance for each performance cycle:

	Threshold	Target	Maximum
Performance Goal	25th Percentile	50th Percentile	>75th Percentile
Multiple of Target Earned	0.50x	1.0x	2.0x
Performance between threshold and target and between target and maximum would earn a multiple of target that would be calculated based on straight-line interpolation.

Results of Performance Cycles Ending in 2018
All performance shares granted since 2014 have been structured using one-year, two-year and three-year performance vesting conditions, substantially similar to the aforementioned 2018 grants. As a result, there are multiple total shareholder return performance periods that end each fiscal year.
For each individual below, the table below shows the number of shares earned for one-year (granted in 2018 and 2017), two-year (granted in 2016) and three-year (granted in 2015) performance cycles that ended in 2018:

Name	Grant Year	TSR Performance Period	Performance Goal Attained	Total Target Shares Awarded (#)	Target Allocated to Cycle	Target Earned	Shares Earned (#)
Douglas R. Waggoner	2018	1/1/2018 - 12/31/2018	38th Percentile	44,865	20%	76.9%	6,902
	2017	1/30/2017 - 1/29/2018	25th Percentile	49,158	20%	50.0%	4,916
	2016	2/26/2016 - 2/25/2018	17th Percentile	44,900	30%	—	—
	2015	2/13/2015 - 2/12/2018	27th Percentile	32,747	50%	54.5%	8,931
Kyle L. Sauers	2018	1/1/2018 - 12/31/2018	38th Percentile	17,117	20%	76.9%	2,633
	2017	1/30/2017 - 1/29/2018	25th Percentile	16,206	20%	50.0%	1,621
	2016	2/26/2016 - 2/25/2018	17th Percentile	14,647	30%	—	—
	2015	2/13/2015 - 2/12/2018	27th Percentile	11,087	50%	54.5%	3,024
David B. Menzel	2018	1/1/2018 - 12/31/2018	38th Percentile	21,153	20%	76.9%	3,254
	2017	1/30/2017 - 1/29/2018	25th Percentile	23,080	20%	50.0%	2,308
	2016	2/26/2016 - 2/25/2018	17th Percentile	21,505	30%	—	—
	2015	2/13/2015 - 2/12/2018	27th Percentile	17,192	50%	54.5%	4,689
The vesting of our named executive officers' restricted stock and performance share awards is subject to acceleration pursuant to the terms of their employment agreements in certain termination and/or change in control events, which we find to be consistent with standard market terms among the peer group. These terms are more fully described below under the heading "—Change in Control and Severance Benefits" and in the "Executive Compensation" section below under the "—Employment Agreements" and "—Potential Payments upon Termination or Change in Control."
Additional Compensation Policies and Practices
Stock Ownership Requirements
In order to ensure alignment with our stockholders, the Compensation Committee maintains stock ownership requirements for our officers. The Compensation Committee believes that linking a significant portion of the executive officer’s personal holdings to the Company’s success, as reflected in the stock price, provides officers with a stake similar to that of our stockholders. Therefore, executive officers are expected to acquire and hold a significant amount of the Company's stock. The Compensation Committee has established stock ownership requirements based on all shares of Company stock owned by an executive officer, including vested stock options, vested restricted stock and stock beneficially owned by the officer, including owned in a trust, by a spouse, or dependent children for our executive officers as follows:

•	Chief Executive Officer: four times base salary

•	Other executive officers: three times base salary.
All executive officers had three years to meet their ownership requirements from the effective date, February 3, 2010. New executive officers are expected to meet their ownership requirement within three years of being named an executive officer. As of December 31, 2018, all named executive officers met their ownership requirement.
Executive Benefits and Perquisites
We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We match employee contributions up to 25% on the first 6% of an employee's salary deferred under our 401(k) plan. We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. We also provide a modest amount (on average less than 3% of total compensation for last 3 years) of personal benefits and perquisites that we believe are highly valued and support our retention objectives. We do not maintain any nonqualified deferred compensation plans. For more information, see the “Summary Compensation Table” provided below.
Change in Control and Severance Benefits
We provide our named executive officers with certain severance and change in control protections in their employment agreements, in order to attract and retain an appropriate caliber of talent for such positions and to provide reassurance during a period leading up to and following a Change in Control should one occur. Our severance and change in control provisions for the named executive officers are summarized above under "—Results of Performance Cycles Ending in 2018" and in the "Executive Compensation" section below under "—Employment Agreements" and "—Potential Payments upon Termination or Change in Control." We intend to periodically review the level of the benefits in these agreements. We believe that our arrangements are reasonable in light of the fact that cash severance is limited to two years for Mr. Waggoner and Mr. Menzel, and one year for Mr. Sauers, unless a Change in Control occurs, in which case Mr. Sauers would also get two years of cash severance (each at a rate equal to their then current base salary and the greater of target annual performance bonus in the year terminated and the average of the three most recent annual performance bonus payments).
Upon a termination of service by the Company without cause or by the named executive officer with good reason, not in connection with a Change in Control, each named executive officer will earn a pro-rata portion of the outstanding and unvested performance shares based on actual Company performance during the relevant performance period, and the executive will be credited with an additional 12 months of service to determine such pro-rata vesting. Outstanding equity awards that would have vested based solely on the passage of time in the 12 months following the date of termination will also vest in full. In addition, upon a termination of service due to retirement, death, or disability, each named executive officer will vest in a number of performance shares for each performance sub-period as would have been earned based on actual Company performance had the executive remained employed through the end of the period multiplied by a fraction, the numerator of which is the number of days on which the executive was employed during the performance period, and the denominator is the number of days in the applicable period. Upon any other termination of service, unvested performance shares are forfeited. We find that these provisions to align with those of the peer group and support the overall objectives of our compensation program.
The employment agreements with our named executive officers do not provide for "single trigger" benefits upon a Change in Control, other than the accelerated vesting of certain equity awards. Each of our named executive officers will vest in 50% of all outstanding unvested equity awards upon the occurrence of a Change in Control, with performance shares vesting at the greater of target or actual level of performance through the date of the Change in Control. If a named executive officer is terminated without cause, or resigns for good reason, within the three months prior to or the 12 months following a Change in Control, all outstanding equity awards will vest in full, with the performance shares vesting at the greater of target or actual performance through the date of the Change in Control.
No gross-up payment will be made to cover any excise and related income tax liability arising under Section 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the employment agreements with any of our named executive officers. We find these benefits align with those of the peer group and appropriately compensate our named executive officers upon a termination or Change in Control.
Effect of Accounting and Tax Treatment on Compensation Decisions
One of the factors the Compensation Committee considers when determining executive compensation is the anticipated tax treatment to the Company and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that a publicly held company may not deduct compensation paid to certain covered executive officers to the extent that such compensation exceeds $1,000,000 per executive officer in any year. Limited exceptions to Section 162(m) apply with respect to “qualified performance-based compensation,” as defined in the Internal Revenue Code, as well as certain other items of compensation, in each case, that qualify for transition relief applicable to certain arrangements in place as of November 2, 2017. While the Compensation Committee generally considers this limit when determining compensation, there are instances in which the Compensation Committee has concluded, and reserves the discretion to conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its stockholders. Furthermore, interpretations of and changes in the tax laws, and other factors beyond the Compensation Committee’s control, may also affect the deductibility of compensation.

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee and the Audit Committee Report shall not be deemed to be "Soliciting Material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

By the Compensation Committee of the Board of Directors,

Matthew J. Ferguson (Chairman) Samuel K. Skinner David Habiger Nelda J. Connors Virginia L. Henkels

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows information concerning 2018, 2017 and 2016 compensation for our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Douglas R. Waggoner	2018	830,000	2,833,763	1,888,250	40,700	5,592,713
Chief Executive Officer	2017	798,000	2,728,318	722,709	40,700	4,289,727
	2016	760,000	2,696,559	194,750	39,851	3,691,160
Kyle L. Sauers	2018	475,000	1,081,144	757,031	21,535	2,334,710
Chief Financial Officer	2017	451,000	899,449	310,091	21,535	1,682,075
	2016	425,000	879,655	109,570	20,686	1,434,911
David B. Menzel	2018	587,000	1,336,066	935,531	28,535	2,887,132
President & Chief Operating Officer	2017	562,000	1,280,963	386,410	28,535	2,257,908
	2016	546,000	1,291,526	140,766	27,686	2,005,978
________________________________
Note: The columns for Bonus, Option Awards and Change in Pension Value and Nonqualified Deferred Compensation Earnings have been excluded from the table as the named executive officers did not receive these forms of compensation during 2016, 2017 or 2018.
(1) The salary amounts reflect the actual base salary payments made to the named executive officers.
(2) Value of restricted stock awards is based on the closing value of the Company’s stock on the date of grant pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). For 2018, a combination of restricted stock awards and performance shares with a market condition were issued with each representing 50% of the total number of shares granted. A grant date fair value assessment was performed based on the probable outcome of the relative total shareholder return market condition of the performance shares at grant date pursuant to ASC Topic 718. The value of the restricted stock was calculated using the closing price on the day of issuance of $27.75 for shares granted on February 26, 2018, and the value of the performance share awards was calculated based on the probable outcome of the performance conditions as determined on the grant date. For 2018, the breakdown of the fair value of the performance shares is as follows: (i) Mr. Waggoner, 44,865 performance shares at target with a grant date fair value of $1,588,759; (ii) for Mr. Sauers, 17,117 performance shares at target with a grant date fair value of $606,147; and (iii) for Mr. Menzel, 21,153 performance shares at target with a grant date fair value of $749,070. The value of the performance shares that could be earned at the end of the performance period if maximum performance is achieved, based on the grant date fair value of the Company’s common stock, is as follows: Mr. Waggoner - $3,177,519; Mr. Sauers - $1,212,294 and Mr. Menzel - $1,498,140. For additional information, see Note 15 to our Consolidated Financial Statements as reported on the Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.
(3) For 2018, All Other Compensation includes, (i) for Mr. Waggoner, medical and dental premium reimbursement of $9,535 and a combined life insurance and car allowance of $31,165; (ii) for Mr. Sauers, medical and dental premium reimbursement of $9,535 and a car allowance of $12,000; and (iii) for Mr. Menzel, medical and dental premium reimbursement of $9,535 and a car allowance of $19,000.

2018 GRANTS OF PLAN-BASED AWARDS
The following table summarizes our awards made to our named executive officers under any plan during the fiscal year ended December 31, 2018:

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards ($)(1)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target	Maximum	Threshold	Target	Maximum
Douglas R. Waggoner	2/26/18			22,433	44,865	89,730		1,588,759
	2/26/18						44,865	1,245,004
	N/A	830,000	2,075,000
Kyle L. Sauers	2/26/18			8,559	17,117	34,234		606,147
	2/26/18						17,117	474,997
	N/A	356,250	890,625
David B. Menzel	2/26/18			10,577	21,153	42,306		749,070
	2/26/18						21,153	586,996
	N/A	440,250	1,100,625
____________________________________

(1)
Because the components of our non-equity incentive awards pay out percentages over certain ranges of performance, the awards do not have a specific payout based on a threshold. As a result, we have omitted the threshold column. For a more detailed description of our non-equity incentive awards, including the performance objectives applicable thereto, see "—Compensation Program Objectives and Philosophy" and "—Annual Incentives" in the CD&A above.

(2)
The amounts listed reflect restricted stock awarded with performance-based restrictions. The performance shares awards are earned based on our relative total shareholder return against a peer group over one-, two- and three-year periods. Information related to the performance-based restrictions associated with these shares is contained in the CD&A above.

(3)	The amounts listed reflect restricted stock granted under the 2008 Stock Incentive Plan. For more information on the terms of these awards, see "— Long-term Equity Incentives — Equity Awards."

(4)	See footnote 2 to the Summary Compensation Table for information related to the calculation of the grant date fair value.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END
The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (a)	Number of Securities Underlying Unexercised Options Unexercisable (#) (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Shares of Stock that Have Not Vested (#)(e)	Market Value of Shares of Stock that Have Not Vested ($)(4)(f)	Equity Incentive Plan Awards: Awards of Unearned Shares, Units or Other Rights that have not Vested (#)(5)(g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(4)(h)
Douglas R. Waggoner(1)	—	—
					112,371	2,284,502
							48,834	992,795
Kyle L. Sauers(2)	25,000	—	11.78	1/10/2021
					39,368	800,351
							16,992	345,447
David B. Menzel(3)	—	—
					53,514	1,087,940
							23,070	469,013
________________________________

(1)
The unvested shares reported in column (e) for Mr. Waggoner consist of shares of restricted stock. Of Mr. Waggoner's outstanding restricted shares, 8,187 vested on February 13, 2019; 22,450 vested or vest in two equal installments on February 26 of each of 2019 and 2020; 36,869 vested or vest in three approximately equal installments on January 30 of each of 2019, 2020 and 2021; and 44,865 vested or vest in four approximately equal installments on February 26 of each of 2019, 2020, 2021 and 2022. The unvested shares reported in column (g) for Mr. Waggoner consist of performance shares awarded in 2016, 2017 and 2018.

(2)
The unvested shares reported in column (e) for Mr. Sauers consist of shares of restricted stock. Of Mr. Sauers' outstanding restricted shares, 2,772 vested on February 13, 2019; 7,324 vested or vest in two equal installments on February 26 of each of 2019 and 2020; 12,155 vested or vest in three approximately equal installments on January 30 of each of 2019, 2020 and 2021; and 17,117 vested or vest in four approximately equal installments on February 26 of each of 2019, 2020, 2021 and 2022. The unvested shares reported in column (g) for Mr. Sauers consist of performance shares awarded in 2016, 2017 and 2018.

(3)
The unvested shares reported in column (e) for Mr. Menzel consist of shares of restricted stock. Of Mr. Menzel's outstanding restricted shares, 4,298 vested on February 13, 2019; 10,753 vested or vest in two approximately equal installments on February 26 of each of 2019 and 2020; 17,310 vested or vest in three equal installments on January 30 of each of 2019, 2020 and 2021; and 21,153 vested or vest in four approximately equal installments on February 26 of each of 2019, 2020, 2021 and 2022. The unvested shares reported in column (g) for Mr. Menzel consist of performance shares awarded in 2016, 2017 and 2018.

(4)	These amounts are based on the market value of Company shares on December 31, 2018, which was $20.33. December 31, 2018 was the last trading day in fiscal year 2018.

(5)
In accordance with applicable SEC rules, the 2016, 2017 and 2018 performance shares are reported at the threshold level of performance in the table. The 2016 and 2017 performance shares have vested or are scheduled to vest, as applicable depending on performance, 20% on the first anniversary of the grant date, 30% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. The 2018 performance shares have vested or are scheduled to vest, as applicable depending on performance, 20% on December 31, 2018, 30% on December 31, 2019 and 50% on December 31, 2020. 20% of the 2018 performance shares vested based on performance through December 31, 2018 and were settled in stock on January 2, 2019. The amounts reported in this table exclude such vested performance shares, which are instead reported in the 2018 Option Exercises and Stock Vested Table.

2018 OPTION EXERCISES AND STOCK VESTED TABLE
The following table summarizes the exercise of options by, and vesting of time-based restricted stock awards and the vesting of previously granted performance shares of, our named executive officers during 2018:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
Douglas R. Waggoner	245,000	$7,274,260	57,117	$1,601,408
Kyle L. Sauers	—	$—	19,513	$544,523
David B. Menzel	100,000	$2,828,110	28,388	$796,869
________________________________

(1)
For Mr. Waggoner, the amount includes 36,368 shares of time-vested restricted stock and 20,749 performance shares that vested. For Mr. Sauers, the amount includes 12,235 shares of time-vested restricted stock and 7,278 performance shares that vested. For Mr. Menzel, the amount includes 18,137 shares of time-vested restricted stock and 10,251 performance shares that vested.

2018 PENSION BENEFITS
We do not sponsor any qualified or nonqualified defined benefit plans.

2018 NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any nonqualified deferred compensation plans.

EMPLOYMENT AGREEMENTS
Employment Agreement with Douglas R. Waggoner
We entered into an Amended and Restated Employment Agreement with Douglas R. Waggoner, our Chief Executive Officer, on November 1, 2006, which was amended and restated as of September 24, 2009, was further amended and restated as of January 1, 2012, as of October 7, 2013, and finally amended and restated as of August 19, 2016. Pursuant to his amended and restated employment agreement on August 19, 2016, Mr. Waggoner is entitled to an initial base salary of $760,000 per year, which may be adjusted by the Board or the Compensation Committee. In addition to base salary, Mr. Waggoner is eligible for an annual performance bonus and participation in the 2008 Stock Incentive Plan. Mr. Waggoner also has a right to participate and receive benefits, on the same basis as other members of our senior management, in our executive and employee benefit plans, insurance programs and/or indemnification agreements. Mr. Waggoner is also entitled to a combined automobile allowance and premiums for a life insurance policy not to exceed $31,500 per year.
Subject to Mr. Waggoner's execution of a general release and waiver, if Mr. Waggoner's employment is terminated by us for any reason other than for Cause (as defined below), or if Mr. Waggoner terminates his employment for Good Reason (as defined below), Mr. Waggoner is entitled to:

•
Base Salary and Bonus: He will receive an amount equal to the product of two times the sum of (A) his base salary as in effect on the date of termination, and (B) the greater of (x) the average of the three most recent annual performance bonuses received by him preceding the date of his termination or (y) his target annual performance bonus in effect as of the date of his termination, payable in equal installments over a 24 month period following such termination of employment in accordance with the Company's normal payroll procedures;

•
Accelerated Vesting of Equity Awards: With respect to the vesting of any unvested equity awards, which are not based on performance, he will be treated as if he remained employed for an additional 12 months following the date of termination (performance-based awards based on the terms of the respective award agreement, as described in "—Results of Performance Cycles Ending in 2018"); and

•
Continuation of COBRA Benefits: Continuation of Company-provided insurance benefits for him and his dependents until the earlier of: (i) 24 months following the termination or (ii) the date he has secured comparable benefits through another organization's benefits program.

In the event of a Change in Control, (as set forth in our 2008 Stock Incentive Plan as described in the narrative to "— Potential Payments Upon Termination or Change in Control), Mr. Waggoner is entitled to immediate vesting of 50% of all outstanding unvested equity awards (any outstanding performance-based awards will vest at target). In the event Mr. Waggoner is terminated by us (other than for Cause), or he terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change in Control or within 12 months following a Change in Control, Mr. Waggoner is entitled to the cash and benefits severance described above and the immediate vesting of all unvested equity awards (any outstanding performance-based awards will vest at the greater of target or actual performance), which amounts shall be paid in a lump sum, as soon as is reasonably practicable.
For purposes of Mr. Waggoner's employment agreement, (A) "Cause" occurs if (i) Mr. Waggoner materially breaches any provision of his employment agreement, provided that in those instances in which Mr. Waggoner's material breach is capable of being cured, Mr. Waggoner has failed to cure within a 30 day period after notice from the Company; (ii) theft, dishonesty, or falsification of any employment or Company records by Mr. Waggoner; (iii) the reasonable determination by the Board that Mr. Waggoner has committed an act or acts constituting a felony or any act involving moral turpitude; (iv) the reasonable determination by the Board that Mr. Waggoner has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company's reputation or business; or (v) the Company decides to give notice that this employment agreement will not be renewed. (B) "Good Reason" occurs if Mr. Waggoner terminates his employment for any of the following reasons: (i) we materially reduce Mr. Waggoner's duties or responsibilities below what is customary for his position in a business that is similar to our Company without Mr. Waggoner's consent, (ii) we require Mr. Waggoner to relocate his office more than 100 miles from our current office without his consent, (iii) we materially breach the terms of this employment agreement, or (iv) we reduce Mr. Waggoner's base salary or incentive compensation opportunity below the levels in effect as of the effective date of this employment agreement (other than any across-the-board, pro rata reduction of no more than ten percent (10%) applicable to all senior executives of the Company). Mr. Waggoner must provide notice to the Company within a period not to exceed 90 days of the initial existence of the condition. Upon such notice, the Company shall have 30 days during which it may remedy the condition.
Mr. Waggoner's employment agreement terminates on December 31, 2019 at which point, this employment agreement will automatically renew for successive one-year periods, unless either party provides prior notice of termination.
For a description of restrictive covenants, please see the narrative to the "— Potential Payments Upon Termination or Change in Control" section.
Employment Agreement with Kyle L. Sauers
We entered into an Amended and Restated Employment Agreement with Kyle L. Sauers, our Chief Financial Officer, on January 10, 2011, which was amended and restated as of October 7, 2013, and finally amended and restated as of August 19, 2016. Pursuant to his amended and restated employment agreement, Mr. Sauers is entitled to an initial base salary of $425,000 per year, which may be adjusted by the Board or the Compensation Committee. In addition to base salary, Mr. Sauers is eligible for an annual performance bonus and participation in the 2008 Stock Incentive Plan. Mr. Sauers also has a right to participate and receive benefits, on the same basis as other members of our senior management, in our executive and employee benefit plans, insurance programs and/or indemnification agreements. Mr. Sauers is also entitled to a combined automobile allowance and premiums for a life insurance policy not to exceed $12,000 per year.
Subject to Mr. Sauers execution of a general release and waiver, if Mr. Sauers is terminated by us for any reason other than for Cause (as defined below) or if Mr. Sauers terminates his employment for Good Reason (as defined below), Mr. Sauers is entitled to

•
Base Salary and Bonus: He will receive an amount equal to the sum of (A) his base salary as in effect on the date of termination, and (B) the greater of (x) the average of the three most recent annual performance bonuses received by him preceding the date of his termination or (y) his target annual performance bonus in effect as of the date of his termination, payable in equal installments over a 12 month period following such termination of employment in accordance with the Company's normal payroll procedures;

•
Accelerated Vesting of Equity Awards: with respect to the vesting of any unvested equity awards, which are not based on performance, he will be treated as if he remained employed for an additional 12 months following the date of termination (performance-based awards based on the terms of the respective award agreement, as described in "—Results of Performance Cycles Ending in 2018"); and

•
Continuation of COBRA Benefits: Continuation of Company-provided insurance benefits for him and his dependents until the earlier of: (i) 12 months following the termination or (ii) the date he has secured comparable benefits through another organization's benefits program.

In the event of a Change in Control (as defined below), Mr. Sauers is entitled to immediate vesting of 50% of all outstanding unvested equity awards (any outstanding performance-based awards will vest at target). In the event Mr. Sauers is terminated by us (other than for Cause), or he terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change in Control or within 12 months following a Change in Control, Mr. Sauers is entitled to cash and benefits severance described above, except that Mr. Sauers will be entitled to two (2) times the sum of (A) his base salary as in effect on the date of termination, and (B) the greater of (x) the average of the three most recent annual performance bonuses received by him preceding the date of his termination or (y) his target annual performance bonus in effect as of the date of his termination, instead of the aforementioned base salary and bonus severance and the immediate vesting of all unvested equity awards (any outstanding performance-based awards will vest at the greater of target or actual performance), all of which shall be paid in a lump sum, as soon as is reasonably practicable.
For purposes of Mr. Sauers' employment agreement, the terms "Cause," "Change in Control" and "Good Reason" have substantially similar meanings as set forth in the summary of Mr. Waggoner's employment agreement, except that Good Reason may be triggered if Mr. Sauers is required to relocate more than 50 miles from the Company's office (instead of the 100 miles provided in Mr. Waggoner's employment agreement).
Mr. Sauers' employment agreement terminates on December 31, 2019 at which point, this employment agreement will automatically renew for successive one-year periods, unless either party provides prior notice of termination.
For a description of restrictive covenants, please see the narrative to the "— Potential Payments Upon Termination or Change in Control" section.
Employment Agreement with David B. Menzel
We entered into an Amended and Restated Employment Agreement with David B. Menzel, our President and Chief Operating Officer, on April 7, 2008, which was amended and restated as of January 1, 2012, as of October 7, 2013, and finally amended and restated as of August 19, 2016. Pursuant to his amended and restated employment agreement, Mr. Menzel is entitled to an initial base salary of $546,000 per year. In addition to base salary, Mr. Menzel is eligible for an annual performance bonus and participation in the 2008 Stock Incentive Plan. Mr. Menzel also has the right to participate and receive benefits, on the same basis as other members of our senior management, in our executive and employee benefit plans, insurance programs and/or indemnification agreements. Mr. Menzel is also entitled to a combined automobile allowance and premiums for a life insurance policy not to exceed $19,000 per year.
Subject to Mr. Menzel's execution of a general release and waiver, if Mr. Menzel is terminated for any reason other than for Cause (as defined below) or if Mr. Menzel terminates his employment for Good Reason (as defined below), Mr. Menzel is entitled to

•
Base Salary and Bonus: He will receive an amount equal to two times the sum of (A) his base salary as in effect on the date of termination, and (B) the greater of (x) the average of the three (3) most recent annual performance bonuses received by him preceding the date of his termination or (y) his target annual performance bonus in effect as of the date of his termination, payable in equal installments over a 24 month period following such termination of his employment in accordance with the Company's normal payroll procedures;

•
Accelerated Vesting of Equity Awards: With respect to the vesting of unvested equity awards, which are not based on performance, he will be treated as if he remained employed for an additional 12 months following the date of termination (performance-based awards based on the terms of the respective award agreement, as described in "—Results of Performance Cycles Ending in 2018"); and

•
Continuation of COBRA Benefits: Continuation of Company-provided insurance benefits for him and his dependents until the earlier of: (i) 24 months following the termination or (ii) the date he has secured comparable benefits through another organization's benefits program.

In the event of a Change in Control (as defined below), Mr. Menzel is entitled to immediate vesting of 50% of all outstanding unvested equity awards (any outstanding performance-based awards will vest at target). In the event Mr. Menzel is terminated by us (other than for Cause), or he terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change in Control or within 12 months following a Change in Control, Mr. Menzel is entitled to the cash and benefits severance described above and the immediate vesting of all unvested equity awards (any outstanding performance-based awards will vest at the greater of target or actual performance), which amounts shall be paid in a lump sum, as soon as is reasonably practicable.
For purposes of Mr. Menzel's employment agreement, the terms "Cause," "Change in Control" and "Good Reason" have substantially similar meanings as set forth in the summary of Mr. Waggoner's employment agreement, except that Good Reason may be triggered if Mr. Menzel is required to relocate more than 50 miles from the Company's office (instead of the 100 miles provided in Mr. Waggoner's employment agreement).
Mr. Menzel's employment agreement terminates on December 31, 2019 at which point, this employment agreement will automatically renew for successive one-year periods, unless either party provides prior notice of termination.
For a description of restrictive covenants, please see the narrative to the "— Potential Payments Upon Termination or Change in Control" section.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Assuming the employment of our named executive officers were to be terminated without Cause or for Good Reason, each as of December 31, 2018, they would be entitled to payments in the amounts set forth opposite to each executive officer's name in the table below.
We are not obligated to make any cash payments to these executives if their employment is terminated by us for Cause or by the executive without Good Reason. No cash severance is provided for any of the executive officers in the event of death or disability. Pursuant to the performance share award agreements, upon a termination of service during the performance period due to retirement after age 65, death, or disability, the executive will vest in a number of performance shares for each performance sub-period as would have been earned based on actual Company performance had the executive remained employed through the end of the period multiplied by a fraction, the numerator of which is the number of days on which the executive was employed during the performance period, and the denominator is the number of days in the applicable period. A Change in Control does not affect the amount or timing of these cash severance payments.

Name	Cash Severance(1)	Benefit Continuation(2)
Douglas R. Waggoner	$138,333 per month for 24 months	$34,779
Kyle L. Sauers	$69,271 per month for 12 months	$17,390
David B. Menzel	$85,604 per month for 24 months	$34,779
____________________________________

(1)
No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the employment agreements with any of our named executive officers. Instead, the employment agreements provide for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

(2)
Pursuant to the employment agreements with Messrs. Waggoner, Sauers and Menzel, in the event of a termination without Cause or a termination for Good Reason, the Company will also provide them and their dependents with Company-paid insurance benefits until such time comparable benefits are secured through another employer's benefits program, up to a maximum of 24 months for Messrs. Waggoner and Menzel and 12 months for Mr. Sauers. In calculating the benefit continuation amounts, we assumed an annual cost of $17,390 for Messrs. Waggoner, Menzel and Sauers.

Assuming the employment of our named executive officers were to be terminated without Cause or for Good Reason or solely upon a Change in Control of the Company, each as of December 31, 2018 (or as otherwise specified), the named executive officers would be entitled to accelerated vesting of their outstanding equity awards described in the table below:

Name	Value of Equity Awards: Termination Without Cause or For Good Reason ($)(1)	Value of Equity Awards: Change in Control Without Termination of Employment ($)(1)(2)	Value of Equity Awards: Termination Without Cause or For Good Reason In Connection With a Change in Control ($)(1)(3)
Douglas R. Waggoner	2,647,499	2,135,046	4,270,093
Kyle L. Sauers	911,399	745,613	1,491,226
David B. Menzel	1,260,231	1,012,983	2,025,966
____________________________________
(1) Values are based on the price of our common stock of $20.33 per share, which was the fair market value of our common stock as of December 31, 2018, which was the last trading day in fiscal year 2018.
(2)Upon the occurrence of a Change in Control, each named executive officer is entitled to immediate vesting of 50% of all outstanding unvested equity awards (any outstanding performance-based awards will vest at target).
(3) In the event that a named executive officer is terminated by us (other than for Cause), or he terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change in Control or within 12 months following a Change in Control, he would be entitled to immediate vesting of all unvested equity awards (with any outstanding performance-based awards vesting at the greater of target or actual performance).

In connection with a termination without Cause or a termination for Good Reason, no payments are due unless the executive officer executes a general release and waiver of claims against us. Messrs. Waggoner and Menzel are subject to non-competition and non-solicitation restrictions for a period of 24 months following termination without Cause or a termination for Good Reason (and 12 months upon a termination of any other type) and Mr. Sauers is subject to similar restrictions for a period of 12 months following termination. Further, each named executive officer entered into a confidentiality agreement upon joining the Company.
Change in Control
The employment agreements incorporate the Change in Control definition from the 2008 Stock Incentive Plan. Under the 2008 Stock Incentive Plan, "Change in Control" means the occurrence of any one or more of the following: (a) an effective change in control pursuant to which any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; provided, however, that a Change in Control shall not be deemed to occur by virtue of any of the following acquisitions: (i) by the Company or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (b) any person or persons acting as a group acquires beneficial ownership of Company stock that, together with Company stock already held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the Company's then outstanding stock (the acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any person or group to more than 50% of the Company's then outstanding stock will be treated as a Change in Control); (c) individuals who constitute the Board immediately after the Effective Date (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board during any 12-month period; provided, however, that any person becoming a Director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director, provided, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board (including, without limitation, any settlement thereof) shall be deemed to be an Incumbent Director; (d) any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (d) shall not be deemed to be a Change in Control if the assets are transferred to (i) any owner of Company stock in exchange for or with respect to the Company's stock, (ii) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity's total value or total voting power, (iii) any person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (iv) an entity in which a person described in (d)(iii) above owns at least fifty percent (50%) of the total value or voting power (for purposes of this definition, and except as otherwise provided, a person's status is determined immediately after the transfer of the assets); or (e) upon the happening of any other event(s) designated as a change in control event for purposes of Section 409A. In no event will a Change in Control be deemed to have occurred, with respect to the Participant, if an employee benefit plan maintained by the Company or an Affiliate or the Participant is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or the Participant will be deemed "part of a purchasing group" for purposes of the preceding sentence if the plan or the Participant is an equity participant in the purchasing company or group, except where participation is: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors.
Cause
The definitions of "Cause" are described in "— Employment Agreements."
Good Reason
The definitions of "Good Reason" are described in "— Employment Agreements."

CEO PAY RATIO
Pursuant to rules adopted by the SEC, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to disclose the ratio of its median employee's annual total compensation to the annual total compensation of its principal executive officer. The Company's principal executive officer is Douglas R. Waggoner, Chairman of the Board and Chief Executive Officer.
In determining the median employee, a listing was prepared of all employees, excluding Mr. Waggoner, as of December 31, 2018. Since all Echo employees reside in the United States, no employees were excluded from the list and the Company did not make any other adjustments. Total compensation earned from January 1, 2018 to December 31, 2018 was gathered for each employee, which includes salary, stock awards, earned non-equity incentive compensation, and other compensation.
From these results, we identified the median employee and calculated the median employee's total annual compensation for 2018 in accordance with the SEC rules for reporting compensation in the Summary Compensation Table of the proxy. Under this calculation, our median employee's total annual compensation for 2018 was $47,349.
For the total annual compensation of Mr. Waggoner, we used the amount reported in the "total" column of our Summary Compensation Table included in this Proxy Statement. Mr. Waggoner earned 2018 total compensation of $5,592,713, which is the total of his salary, stock awards, non-equity incentive compensation, and other compensation. As a result we estimate that Mr. Waggoner's 2018 annual total compensation was approximately 118 times that of our median employee, which was calculated in a manner consistent with the applicable SEC disclosure rules.
This information is being provided solely for compliance purposes. Because the Compensation Committee has determined the ratio is not an adequate indicator of linking pay with performance, the Compensation Committee does not materially consider this ratio when evaluating compensation arrangements. Moreover, given the different methodologies that various public companies use to determine an estimate of their CEO pay ratio, we do not believe that the estimated ratio reported should be used as a basis for comparison between any companies.

COMPENSATION AND RISK
Our Compensation Committee strives to provide strong incentives to management for the long-term, while avoiding excessive risk-taking in the short-term. We utilize Aon, an independent third party, to advise the Compensation Committee on matters related to compensation and find that the design of our compensation program and the level of oversight is sufficient to mitigate potential risks associated with our current policies and practices. Our compensation program is designed to provide a mix of both fixed and variable incentive compensation and to reward a mix of different performance measures. The variable (cash incentive and performance share) portions of compensation are designed to reward both annual performance (under the short-term incentive plan) and longer-term performance (under the performance share program). We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our long-term interests.
In addition, our senior executives are subject to stock ownership requirements, which we believe incentivize our executives to consider our long-term interests and to discourage excessive risk-taking that could negatively impact our stock price. Our incentive compensation program is designed with payout curves that are relatively smooth and do not contain steep payout "cliffs" that might encourage short-term business decisions in order to meet a payout threshold.
As a matter of practice on an annual basis, the Compensation Committee conducts a thorough risk assessment of the Company's compensation program and practices to confirm that the incentive compensation criteria do not encourage unnecessary and excessive risk. The risk assessment conducted in 2018 concluded that our compensation plans provide incentives that appropriately balance risk and reward; are compatible with effective controls and risk management; are supportive of strong governance, including active oversight by the Compensation Committee; and are not reasonably likely to have a material adverse effect on the Company.

2018 DIRECTOR COMPENSATION
Directors who are full-time employees of the Company receive no additional fees for service as a director. In 2018, each non-employee director received a combination of cash payments and equity-based compensation as shown in the tables and narrative below. Under our 2008 Stock Incentive Plan, directors are eligible to receive stock options and other equity grants at the discretion of the Compensation Committee or other administrators of the plan. If a Change in Control (as defined under the 2008 Stock Incentive Plan) occurs, or if the director’s service is terminated due to death, disability, or by the Company (or its Board or stockholders) other than for cause, all unvested shares of restricted stock will immediately vest. In January 2018, each non-employee director received a restricted stock grant of approximately $105,000 that vests on the first anniversary of the grant date.
2018 DIRECTOR COMPENSATION TABLE

The following table summarizes the total compensation that our non-employee directors earned in 2018 for services as members of our Board:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Samuel K. Skinner	102,500	105,006	207,506
Matthew Ferguson	87,500	105,006	192,506
David Habiger	89,000	105,006	194,006
Nelda J. Connors	84,000	105,006	189,006
William M. Farrow III	76,500	105,006	181,506
Virginia L. Henkels(2)	25,163	48,635	73,798
_______________________________
Note: The columns for Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, and All Other Compensation have been excluded from the table as the directors did not receive these forms of compensation during 2018.
(1)Value of restricted stock awards is based on the closing value of the Company's stock on the date of grant pursuant to ASC Topic 718. For additional information, see Note 15 to our Consolidated Financial Statements as reported on the Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.
(2) Ms. Henkels was elected to the Board on September 10, 2018, and as noted below, her pay was prorated.

Fees Earned or Paid in Cash
The annual retainer remained constant after the 2018 Annual Meeting, at $72,500. The Lead Independent Director receives an additional $10,000 annual cash retainer per year, which is prorated for those directors who spend a partial year as the Lead Independent Director. For the Audit, Compensation, and Nominating and Corporate Governance committees, each committee chair and committee member will receive an additional annual retainer of $10,000 and $5,000, respectively, to be paid in cash and prorated for those directors who spend a partial year on such committee. For involvement in other committees, each committee member will receive $1,500 for each meeting held during the year. Our directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.

The following table summarizes the cash compensation that our directors earned during 2018 for services as members of our Board:

Name	Annual Retainer ($)	Lead Independent Director ($)	Audit Committee ($)	Compensation Committee ($)	Nominating & Corporate Governance Committee ($)	Other Committee ($)	Total ($)
Samuel K. Skinner	72,500	10,000	5,000	5,000	10,000	—	102,500
Matthew Ferguson	72,500	—	5,000	10,000	—	—	87,500
David Habiger	72,500	—	10,000	5,000	—	1,500	89,000
Nelda J. Connors(1)	72,500	—	2,500	2,500	5,000	1,500	84,000
William M. Farrow III(2)	72,500	—	1,250	—	1,250	1,500	76,500
Virginia L. Henkels(3)	22,113	—	1,525	1,525	—	—	25,163
________________________________
(1) Ms. Connors left the Audit Committee and joined the Compensation Committee after the 2018 Annual Meeting and therefore, received half the applicable fees for service on each committee.
(2) Mr. Farrow joined both the Audit Committee and Nominating and Corporate Governance Committee in the fourth quarter of 2018 and therefore, received one-fourth of the applicable fees for service on each committee.
(3) Ms. Henkels was elected to the Board on September 10, 2018 and therefore, received a pro-rata portion of the annual retainer and respective committee fees.
OUTSTANDING EQUITY AWARDS OF OUR DIRECTORS AT 2018 FISCAL YEAR-END
The following table summarizes the number of securities underlying outstanding plan awards for each non-employee director as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)

Samuel K. Skinner(1)	8,389	—	14.42	12/31/2021	3,784	76,929
Matthew Ferguson(2)	—	—	—	—	3,784	76,929
David Habiger(3)	—	—	—	—	3,784	76,929
Nelda J. Connors(4)	—	—	—	—	3,784	76,929
William M. Farrow III(5)	—	—	—	—	3,784	76,929
Virginia L. Henkels(6)	—	—	—	—	1,327	26,978
________________________________
(1) Mr. Skinner's 3,784 shares of restricted stock were issued on February 26, 2018, all of which vested on February 26, 2019.

(2)	Mr. Ferguson's 3,784 shares of restricted stock were issued on February 26, 2018, all of which vested on February 26, 2019.
(3) Mr. Habiger's 3,784 shares of restricted stock were issued on February 26, 2018, all of which vested on February 26, 2019.
(4) Ms. Connors' 3,784 shares of restricted stock were issued on February 26, 2018, all of which vested on February 26, 2019.
(5) Mr. Farrow's 3,784 shares of restricted stock were issued on February 26, 2018, all of which vested on February 26, 2019.
(6) Ms. Henkels' 1,327 shares of restricted stock were issued on September 10, 2018, all of which vested on February 26, 2019.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board consists of five non-employee directors: David Habiger, Samuel K. Skinner, Matthew Ferguson, William M. Farrow III and Virginia L. Henkels, each of whom the Board has determined to be an independent director as defined in the rules of the Nasdaq Global Market and the SEC. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board of Directors, which is available at www.echo.com on the "Investors" page under the link "Corporate Governance." Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company's independent registered public accounting firm (the "independent auditors").
Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
During fiscal year 2018, at each of its meetings, the Audit Committee met with the senior members of the Company's financial management team and the independent auditors. The Audit Committee's agenda is established by the Audit Committee's chairman and senior members of the Company's financial management team. The Audit Committee met in private sessions with the Company's independent auditors at certain of its meetings to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed under the Public Company Accounting Oversight Board standards.
The Company's independent auditors also provided to the Audit Committee the written disclosures regarding the auditors' independence required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence." The Committee discussed with the independent auditors the firm's independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.
Based on the Audit Committee's discussion with management and the independent auditors, and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

David Habiger (Chairman) Samuel K. Skinner Matthew Ferguson William M. Farrow III Virginia L. Henkels

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL
REGISTERED PUBLIC ACCOUNTING FIRM
For the fiscal years ended December 31, 2018 and 2017, Ernst & Young LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

Fees	Fiscal Year Ended December 31, 2018	Fiscal Year Ended December 31, 2017
Audit Fees(1)	$1,509,230	$1,451,000
Audit-related Fees(2)	497,401	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,006,631	$1,451,000
__________________________________
(1) Audit Fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.
(2) Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the "audit fees" described above. The 2018 Audit-related Fees related to assistance with financial due-diligence for potential acquisitions.
The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be pre-approved prior to management engaging services from the independent registered public accounting firm. Pre-approval requests normally occur during the quarterly Audit Committee meetings.
All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2018 were pre-approved by the Audit Committee.

OTHER INFORMATION

Stockholder Proposals for the 2020 Annual Meeting
If any stockholder intends to present a proposal to be considered for inclusion in the Company's proxy material in connection with the 2020 Annual Meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 Shareholder Proposals) and received by the Corporate Secretary of the Company on or before December 30, 2019. Stockholder proposals to be presented at the 2020 Annual Meeting of stockholders which are not to be included in the Company's proxy materials must be received by the Company no earlier than February 14, 2020 and no later than March 16, 2020, in accordance with the procedures in the Company's By-laws.

Expenses of Solicitation
The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice addressed to those stockholders. This process, which is commonly referred to as "householding," potentially offers the advantages of convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his or her broker, a single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise.

Stockholders of record who currently receive multiple copies of the Notice at their address and would like to request "householding" of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing addressed to: American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.
Other Matters

The Board does not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.
Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of our proxy statement or Annual Report. Requests should be addressed to: Investor Relations, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, or by telephone at 1-800-354-7993.

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The information presented in this Proxy Statement under “Financial Highlights and Compensation Considerations” regarding Net Revenue and Adjusted EBITDA is not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) and shall not be construed as an alternative to the reported financial results of the Company determined in accordance with GAAP. Net Revenue is defined as revenue minus transportation costs. EBITDA is defined as net income excluding the effects of changes in depreciation, amortization, cash and non-cash interest expense, interest income, remeasurement of the net deferred tax liability resulting from the Tax Cuts and Jobs Act (“TCJA”) and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the effects of acquisition-related transaction costs, changes in contingent consideration and stock compensation. 2017 Adjusted EBITDA also excluded $1.8 million of one-time consulting expenses associated with strategy development and salesforce integration.
We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business. In addition, you should be aware when evaluating Adjusted EBITDA, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same manner. Our management does not, and you should not, consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of Net Revenue and Adjusted EBITDA to net income, the most directly comparable GAAP measure, below:

	Year Ended December 31,
Reconciliation of Non-GAAP Financial Measures	2018	2017	% change
Dollars in millions, except per share data	(unaudited)
Revenue	$2,439.7	$1,943.1	25.6%
Transportation costs	2,019.3	1,604.0	25.9%
Net revenue	$420.4	$339.0	24.0%

Net income	$28.7	$12.6	127.5%
Depreciation	23.6	18.5	27.8%
Amortization	13.0	14.2	(8.6)%
Non-cash interest expense	9.1	8.1	12.5%
Cash interest expense	6.5	6.7	(3.0)%
Remeasurement of net deferred tax liability resulting from the TCJA	—	(8.9)	(100.0)%
Income tax expense	9.3	0.7	1,284.9%
EBITDA	$90.2	$51.8	74.1%
Acquisition-related transaction costs	0.3	—	100.0%
Change in contingent consideration	0.4	1.0	(58.6)%
Stock compensation expense	9.3	9.0	3.0%
Adjusted EBITDA	$100.2	$61.8	62.1%

A-1

ECHO GLOBAL LOGISTICS, INC.
ATTN: KYLE L. SAUERS
600 WEST CHICAGO AVENUE STE 725
CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 13, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 13, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
01 Douglas R. Waggoner	☐	☐	☐
02 Samuel K. Skinner	☐	☐	☐
03 Matthew Ferguson	☐	☐	☐
04 David Habiger	☐	☐	☐
05 Nelda J. Connors	☐	☐	☐
06 William M. Farrow III	☐	☐	☐
07 Virginia L. Henkels	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.	☐	☐	☐
3. Advisory approval of the Company's Compensation of Executives as disclosed in this Proxy Statement.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000410380_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

ECHO GLOBAL LOGISTICS, INC.
Annual Meeting of Stockholders
June 14, 2019
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Samuel K. Skinner and Kyle L. Sauers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Echo Global Logistics, Inc. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 14, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

ANY STOCKHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR THE PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES AT THE MEETING (A) "FOR" EACH OF THE NOMINEES FOR DIRECTOR LISTED UNDER PROPOSAL 1, (B) "FOR" PROPOSAL 2 and (C) "FOR" PROPOSAL 3. IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000410380_2 R1.0.1.18